Exhibit 10a(24)

          EMPLOYMENT SEPARATION and RELEASE AGREEMENT
                              between
                          S. D. McMillian
                                and
                       Atlantic Energy, Inc.
            and its affiliated and subsidiary companies
                            inclusive of
                   Atlantic City Electric Company

          This Employment Separation and Release Agreement (Agreement) is made and entered into effective the 31st day of March, 1994 by and between S. D. McMILLIAN (Incumbent) residing at 8157 East Beach Drive, N.W., Washington, D.C. 20012 and Atlantic Energy, Inc. and its affiliates and subsidiaries including Atlantic City Electric Company (hereinafter collectively referred to as the "Company") having a principal Executive Office located at 6801 Black Horse Pike, Pleasantville, County of Atlantic, State of New Jersey.
          WHEREAS, Incumbent had been employed by the Company for some time past in the capacity of an Officer and employee; and
          WHEREAS, Incumbent had given oral notice and has confirmed in a writing her intent to terminate and withdraw from continued employment with the Company, as her voluntary act and deed (hereinafter referred to as the "Notice of Separation"); and
          WHEREAS, the Company has agreed to accept the Notice of Separation; and
          WHEREAS, Incumbent and the Company have agreed that Incumbent shall withdraw from and terminate the employment relationship with the Company upon the terms and conditions more fully set forth herein;
          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained which the parties hereto hereby agree constitute fair, reasonable and valuable consideration, Incumbent and the Company, intending to be legally bound, hereby represent, covenant and agree as follows:
          1. The Recital Clauses hereinabove set forth are incorporated and made a material part of this Agreement.

          2. Incumbent shall terminate and withdraw from full time employment as an Officer and employee of the Company effective close of business on March 31, 1994 (the
       "Termination Date"). Incumbent acknowledges that the Termination Date has been mutually agreed to between Company and Incumbent.

          3. Notwithstanding the preceding paragraph, in consideration of the payment referred to in the next succeeding paragraph, Incumbent agrees to be available to consult with the Company through close of business on December 31, 1994. Incumbent agrees to provide such consultation, without additional compensation, except for reimbursement of reasonable out-of-pocket expenses upon approval by the Company. Incumbent shall provide such consultation upon the approval of the Chief Executive Officer of Atlantic City Electric Company. Incumbent shall have no obligation to provide any continuing consultation beyond the close of business on December 31, 1994.

          4. In addition to any benefit to which Incumbent is otherwise entitled by reason of having been an employee of the Company, the Company agrees to:
               (a) Pay Incumbent in a single lump sum payment an amount equivalent to her current regular monthly salary as established by the Board of Directors of the Company which would otherwise have been paid for the period April 1, 1994 through December 31, 1994, net of deductions. This payment will be made upon the condition that Incumbent has executed and returned this Agreement not later than April 20, 1994 and the revocation period specified in Exhibit A shall have expired without revocation by Incumbent. This payment will then be made to Incumbent as soon as practicable following expiration of the revocation period.
               (b) Pay Incumbent an Incentive Award pursuant to the 1994 Management Annual Incentive Compensation Plan of Atlantic Energy, Inc., and its Subsidiaries (the "Plan"). For purposes of determining the amount of such Incentive Award, Incumbent shall be deemed to have satisfactorily contributed to the achievement of Performance Goals during the first quarter 1994 Plan year;
               (c) Deliver to Incumbent shares of stock pursuant to the Company Long-Term Performance Incentive Plan currently in effect covering the period January 1, 1993 through December 31, 1995. For purposes of determining the amount of stock to be delivered to Incumbent, the services provided by Incumbent through March 31, 1994 in the achievement of the longer-term financial and operating performance objective shall be deemed to have been satisfied, and of full value;
               (d)  Pay to the Incumbent, or her designated
       beneficiary, the benefits to which she is entitled by reason of her having been an employee of the Company, which shall be paid in the manner, amounts and at such times as provided in accordance with the terms and conditions thereof, and using the Termination Date as the date of separation; and
               (e) Provide Incumbent with continued coverage under the Medical Expense Reimbursement Plan of the Company through June 1, 1994.
               Payment of the Incentive Award and delivery of the shares of stock referred to in Subparagraphs (b) and (c) of this Article shall be consummated not later than January 1, 1996.
               Should Incumbent die prior to receiving any of the payments or shares of stock hereinabove listed, payment of such amount and/or delivery of such shares shall be made to the Estate of the Incumbent.

          5. The consideration given to Incumbent pursuant to this Agreement, with the exception of the benefits to which she and her beneficiary or estate are entitled by reason of her having been an employee of the Company, constitute the total amount to which Incumbent is entitled as a result of her employment with the Company and is paid in satisfaction of any and all claims which Incumbent has or may have against the Company at any time as a result of her employment with the Company and her separation therefrom.

          6. This Agreement shall apply to and be binding upon all affiliated, related, subsidiary and successor corporations of the Company, and their assigns; and shall apply to and be binding upon Incumbent, her personal representative, heirs, executors, administrators, trustees, successors, assigns and any and all persons who may succeed the legal rights and interests of Incumbent.

          7. In exchange for the undertakings of the Company contained in Article 4, and as a condition precedent thereto, Incumbent agrees to execute and deliver a General Release, Waiver and Acknowledgement (Release) in the form attached hereto as Exhibit A. Incumbent expressly acknowledges that she is aware of her rights under federal and state laws which prohibit discrimination in employment based on race, sex, national origin, age, religion, disability and veteran rights, including the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Law and the Americans with Disabilities Act (hereinafter collectively referred to as the "Acts"); and further acknowledges that this Agreement and the attached Release are intended to include, without limitation, a release by her of any and all rights and claims arising out of her employment with the Company and her withdrawal and separation therefrom, including, but not limited to, all claims under any and all federal, state, local and common laws dealing with employment including the Acts hereinabove referred to in this Article. Incumbent further agrees not to commence any legal action, in any form, against any releasee identified in the attached Release or any other party connected with her employment with the Company with respect to any right or claim, direct or indirect, encompassed by the attached Release and this Agreement, except to enforce the terms of this Agreement.

          8. Incumbent agrees that she will not engage in any communications which would injure the reputation of or interfere with existing or prospective business relationships of the Company.

          9. Incumbent agrees that, except as expressly provided below, she will not communicate or disclose the terms of this Agreement or of the attached Release to or with any person(s) with the exception of members of her immediate family, her attorney(s), her financial advisor(s) and/or her accountant(s). In such communication or disclosure, Incumbent shall inform the recipient of the information that same is being provided in a confidential manner and subject to a requirement of confidentiality.

          10. It is expressly understood and agreed that any violation of the confidentiality provision in the preceding Article by Incumbent, or anyone acting on her behalf, shall be deemed to be a material breach of this Agreement.

          11. Incumbent agrees and recognizes that her employment relationship with the Company shall be permanently and irrevocably terminated at her voluntary request as contained in the Notice of Separation. Incumbent acknowledges that she has no contract or other rights to employment or re-employment with the Company; except that Incumbent shall continue to be available to provide consultation to the extent requested, consistent with the requirements of Article 3 of this Agreement.

          12. Incumbent agrees that she shall not, directly or indirectly, knowingly disclose to any other person, firm or corporation nor appropriate to her own use or to the use of any person, firm or corporation, any Confidential Information (as defined herein) used by or belonging to the Company, except as same may be expressly authorized in advance by the Company in a writing signed by a Senior Officer of the affected company.
               For purposes of this Agreement, the term Senior Officer shall mean a person holding a title within any of the Companies which constitute the Company of Senior Vice President or higher.
               For purposes of this Agreement, the term
       Confidential Information includes, by way of illustration and not limitation, matters of a technical nature such as "know how", "formulae", "processes", "procedures", "techniques", "machinery", "apparatus, "inventions", "studies", "research projects", "technical data", "development plans", "product specifications", as well as matters of a business or financial nature such as, by way of illustration and not limitation, information about the cost, sources of, and arrangements for service or materials supplied to customers or clients of the Company, submission and proposal procedures, production, labor and/or material costs, profits and losses, prices, discounts, sales, markets, customer lists, future plans, trade secrets and proprietary information not generally available to the public.
               In addition, Incumbent represents and warrants that she will never, directly or indirectly lecture upon or publish articles concerning any Confidential Information without first having obtained from the Company prior approval and written consent in the manner hereinabove contained.
               On or before March 31, 1994, Incumbent shall turn over to the Company all documents and other things, and all copies thereof within her possession, custody or control which may contain or which may have been derived from, or which may have the potential of disclosing any Confidential Information.

          13. In the event of a breach of Articles 3, 7, 8, 9 or 12 of this Agreement or of the attached Release, the Company shall be relieved and discharged of its obligations under the terms of this Agreement to provide Incumbent with any consideration which is in addition to the payments and benefits to which she, her beneficiaries, or her estate are entitled by reason of having been an employee of the Company in accordance with the terms and conditions of such plans and policies; and shall thereupon be entitled to institute an action to obtain any damages that may arise from such breach. In addition, the parties recognize that money damages are inadequate to compensate the Company for irreparable harm that may result from a breach of the confidentiality provisions contained within Article 12 of this Agreement and that equitable remedies are appropriate, inclusive of injunctive relief.
               In the event the Company shall be required to commence an action, at law or in equity, to enforce its rights under or as a result of a breach of Articles 3, 7, 8, 9 or 12 of this Agreement, the parties shall bear their own attorneys fees and costs.

          14. Incumbent acknowledges that she has been given the opportunity to have this Agreement and the attached Release reviewed by an attorney(s), accountant(s) and/or a financial advisor(s) of her own choice; and Incumbent has exercised this right and has had the opportunity to review and consider this Agreement and the attached Release for a period in excess of twenty-one (21) days, and Incumbent hereby waives any further period of review or revocation, it being the intent of Incumbent and the Company that this Agreement shall be effective upon execution by all parties hereto; and the attached Release shall be effective in accordance with its terms.

          15. This Agreement and the attached Release contain the entire Agreement with respect to the matters contained therein and cannot be altered or amended except in a writing duly executed by the parties or their legal representatives.

          16. Nothing in this Agreement or the attached Release shall be construed or considered as evidence of or an admission by the Company of a violation of the United States Constitution, of the Age Discrimination in Employment Act, of Title VII of the Civil Rights Act of 1964, as amended, of the New Jersey Law against Discrimination, of the New Jersey Conscientious Employee Protection Act, of the New Jersey Wage Law, of the Americans with Disabilities Act, of any other act, law, rule or regulation referred to herein or of any other federal, state or local law, statute, ordinance, code, regulation, rule or order; and any such violation is specifically denied.

          17. This Agreement and the attached Release shall be interpreted, construed and enforced in accordance with the laws of the State of New Jersey. Should any part of this Agreement or of the attached Release be determined to be unenforceable by a court of competent jurisdiction, the parties shall immediately meet to amend the Agreement or Release to effectuate the intent of the parties; and the surviving portions of the Agreement and Release shall remain binding and enforceable and in full force and effect.

          18.  Any notices required to be given under this
       Agreement or Release shall be either hand-delivered or by
       certified mail, return request requested and shall be directed as follows:
       If to Company:
          Jerrold L. Jacobs
          Chairman, President & CEO
          Atlantic City Electric Company
          6801 Black Horse Pike
          P.O. Box 1264
          Pleasantville, NJ  08232

       If to Incumbent:

          Sabrina D. McMillian
          8157 East Beach Drive, N.W.
          Washington, D.C. 20012

       or to such other person and/or to such other address as the party to receive notice may, from time to time, indicate in writing.
          IN WITNESS WHEREOF, intending to be legally bound, the parties hereto attach their signatures and seals effective the date and year first above written.
       DATE:                     INCUMBENT:

       March 31, 1994           /s/ SABRINA D. McMILLIAN
                               SABRINA D. McMILLIAN

       STATE OF NEW JERSEY    :
                              :  ss.
       COUNTY OF ATLANTIC     :


          I hereby certify that on March 31, 1994
       SABRINA D. McMILLIAN, personally came before me and acknowledged under oath, to my satisfaction, that she is the person named in and that she did personally sign this Employment Separation and Release Agreement.

                         /s/ K. D. Zimmerman
                         Notary Public  - State of New Jersey


       ATTEST:           DATE:        ATLANTIC ENERGY, INC. and
                                      its AFFILIATES inclusive of
                                      ATLANTIC CITY ELECTRIC
                                      COMPANY:

       L. M. Walters          3-31-94         /s/ Jerrold L .Jacobs
       Secretary                        BY:       Jerrold L. Jacobs




                             Exhibit A


             GENERAL RELEASE, WAIVER and ACKNOWLEDGMENT


          In consideration of the undertakings of Atlantic Energy, Inc. and its affiliates inclusive of Atlantic City Electric Company (hereinafter collectively referred to as the "Company") set forth in Article 4 of the Employment Separation and Release Agreement to which this Exhibit A is appended, which provide for payment to me over and above those payments and benefits to which I am otherwise entitled by reason of having been an employee of the Company and subject to the terms and conditions thereof, I hereby release, waive and discharge the Company, and each of them, and their present and former Directors, Officers, employees, agents, representatives and attorneys and their respective successors, assigns, executors, administrators, estates and heirs from and against any and all claims which I, my estate and heirs may have against any of them. This Release is intended to release, relinquish, discharge, extinguish and waive any and all claims, whether known or unknown, direct or indirect which were or could have been or may hereafter be asserted, resulting from anything which has occurred through the effective date of this Release, including claims for attorneys' fees. I hereby promise not to commence or pursue, or to authorize anyone to commence or pursue on my behalf or in my interest any action whether legal, equitable or administrative, or to otherwise seek to recover any damages, remedy or relief of any kind from any releasee within the contemplation of this Release based upon any claim covered by this General Release, Waiver and Acknowledgment.

          Without limiting the scope of the foregoing in any way, I hereby acknowledge and confirm that my separation from employment as an Officer and employee of the Company constitutes my voluntary act and deed made of my own free will and without duress, undue influence or any other pressure or condition exerted or imposed upon me in any form by any person or entity; and I specifically release and waive any and all claims relating to or arising out of any aspect of my employment with the Company or the separation therefrom including, but not limited to, all claims under the Age Discrimination in Employment Act (29 USC Sec. 621, et seq..), Title VI of the Civil Rights Act of 1964 (42 USC Sec. 2000(e), et seq.), as amended, the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1 et seq.), the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.), the New Jersey Wage Law (N.J.S.A. 34:11-44.1 et seq.) and the Americans with Disabilities Act (42 USC Sec. 12101 et seq.), any contract of employment, express or implied, any provision of the Constitution of the United States of America or of the Constitution of the State of New Jersey, and any other law, whether common or statutory, and any rule, regulation or order of the Unites States, the State of New Jersey, or any other state, and all claims arising out of any legal restrictions on the rights of the Company or its Affiliates with respect to termination of employment.

          I UNDERSTAND THAT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE SIGNING OF THIS GENERAL RELEASE, WAIVER AND ACKNOWLEDGEMENT, I MAY REVOKE IT IN A WRITING ACKNOWLEDGED BY THE CHIEF EXECUTIVE OFFICER OF THE COMPANY, AND THAT THIS GENERAL RELEASE, WAIVER AND ACKNOWLEDGMENT WILL NOT BE EFFECTIVE OR ENFORCEABLE UNTIL SUCH REVOCATION PERIOD HAS EXPIRED. UPON EXPIRATION OF SUCH REVOCATION PERIOD I UNDERSTAND AND ACKNOWLEDGE THAT THIS GENERAL RELEASE, WAIVER AND ACKNOWLEDGEMENT AND THE EMPLOYMENT SEPARATION AND RELEASE AGREEMENT TO WHICH IT IS APPENDED SHALL BECOME FINAL AND ENFORCEABLE.

       Sabrinia D. McMillian

       DATED:  April 26, 1994



       STATE OF NEW JERSEY    :
                              :  ss.
       COUNTY OF ATLANTIC     :

          I hereby certify that on April 26th, 1994
       SABRINIA D. McMILLIAN, personally came before me and acknowledged under oath, to my satisfaction, that she is the person named in and that she did personally sign this General Release, Waiver and Acknowledgement.

                         /s/ K. D. Zimmerman
                         Notary Public  - State of New Jersey